Exhibit 5.1

[GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]

March 26, 2009

(415) 393-8200	42376-00888

(415) 393-8306

Intel Corporation

2200 Mission College Blvd.

Santa Clara, CA 95054-8119

Re:	Intel Corporation Registration Statement on Form S-4 File No. 333-________

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (the “Registration Statement”), of Intel Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on March 26, 2009, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company of up to $1,000,000,000 of shares of common stock, par value $0.001 per share (the “Common Stock”) that may be issued in connection with the acquisition of other businesses, assets or securities.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to (x) the assumptions stated and in reliance on statements of fact contained in the documents that we have examined and (y) completion of all corporate action required to be taken by the Company to duly authorize each proposed issuance of Common Stock, we are of the opinion that the Shares, when issued against payment therefore in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and the Delaware General Corporation Law. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the present state of the laws of the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act of 1933, as amended, or any other federal or state securities laws or regulations.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/S/ GIBSON, DUNN & CRUTCHER LLP